Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)
(Form Type)

Xenon Pharmaceuticals Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Fees to Be Paid	Equity	Common shares, no par value per share	457(o) (1)	$400,000,000	—	$400,000,000	$138.10 per $1,000,000	$55,240.00 (1)	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$400,000,000		$55,240.00	(1)
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$55,240.00	(1)

(1)
Calculated in accordance with Rule 457(o), based on the proposed maximum aggregate offering price, and Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Filing Fee Tables” in the registrant’s Registration Statement on Form S-3ASR (File No. 333-281451), in accordance with Rules 456(b) and 457(r) under the Securities Act..